Exhibit 10.19

COMPOSITE CONFORMED RATE SCHEDULE 2004

REFLECTING OPERATIVE PROVISIONS OF

I.

ADDITIONAL POWER CONTRACT (SUPPLEMENT No. 26 To FPC No.1) (AS AMENDED BY 1997 AMENDATORY AGREEMENT)

II.

1997 AMENDATORY AGREEMENT (SUPPLEMENT No. 27 TO FPC No.1)

III.

SETTLEMENT AGREEMENT DOCKET No. ER98-570-000 (SUPPLEMENT No. 28 TO FPC No.1)

IV.

SETTLEMENT AGREEMENT DOCKET No. ER04-55-000

V.

FORMULA RATE

I.

ADDITIONAL POWER CONTRACT (February 1,1984)

ADDITIONAL POWER CONTRACT, dated as of February 1, 1984, between MAINE YANKEE ATOMIC POWER COMPANY ("Maine Yankee"), a Maine corporation, and [the names of the Purchasers appear in Paragraph 1, below] (the "Purchaser").

It is agreed as follows:

1.

Basic Understandings

Maine Yankee was organized in 1966 to provide for the supply of power to its eleven sponsoring utility companies (including the Purchaser), which utilities are hereinafter called the "sponsors". It constructed a nuclear electric generating unit of the pressurized water type, having a maximum net capability of approximately 830 megawatts electric, on Bailey Point in Wiscasset, Maine (said unit being herein, together with the site and all related facilities owned or to be owned by Maine Yankee, referred to as the "Unit"). On June 27, 1973 Maine Yankee was issued a full-term, operating license for the Unit from the Atomic Energy Commission (now the Nuclear Regulatory Commission which, together with any successor agency or agencies, is hereafter called the "NRC"), which license expires on October 21, 2008, and the Unit commenced commercial operation on January 1, 1973.

The Unit is operated to supply power to Maine Yankee's sponsors, each of which by a Power Contract dated as of May 20, 1968, as amended and as may be further amended from time to time (collectively the "Initial Power Contracts"), has undertaken to purchase a fixed percentage of the capacity and output of the Unit for a term extending through January 1, 2003. The names of the sponsors and their respective percentages ("entitlement percentages") of the capacity and output of the Unit are as follows:

Entitlement
Sponsor	Percentage
Central Maine Power Company	38.0%
New England Power Company	20.0%
The Connecticut Light and Power Company	12.0%
Bangor Hydro-Electric Company	7.0%
Maine Public Service Company	5.0%
Public Service Company of New Hampshire	5.0%
Cambridge Electric Light Company	4.0%
Montaup Electric Company <FN1>	4.0%
Western Massachusetts Electric Company	3.0%
Central Vermont Public Service Corporation	2.0%
100.0%

[Paragraph Describing Sales to Secondary Purchasers Omitted to Comply with Order No. 614.1

Maine Yankee and its sponsors desire to provide for the orderly continuation of the sale and purchase of the capacity and output of the Unit during the useful life of the Unit to the extent it continues beyond the termination date of the Initial Power Contracts, and to provide appropriate provisions for the collection of funds for and the payment of decommissioning and any other costs with respect thereto both during and after the useful life of the Unit. Maine Yankee and its other sponsors are entering into Additional Power Contracts which are identical to this contract except for necessary changes in the names of the parties.

2.

Effective Date, Term and Waiver

This contract shall become effective on such date as may be authorized by the FERC after receipt by the Purchaser of notice that Maine Yankee has entered into Additional power contracts, as contemplated by Section 1 above, with each of the other sponsors. The operative term of this contract shall commence on the earlier of (a) the termination, cancellation or expiration of the Power Contract or (b) January 2, 2003, notwithstanding the fact that the useful service life of the Unit terminated prior to that date and shall terminate on the date (the "End of Term Date") which is the later to occur of (i) 30 days after the date on which the last of the financial obligations of Maine Yankee which constitute elements of the purchase price calculated pursuant to Section 7 of this contract has been satisfied in its entirety by Maine Yankee, or (ii) 30 days after the date on which Maine Yankee is finally relieved of any obligations under the last of any licenses (operating and/or possessory) which it now holds from, or which may hereafter be issued to it by, the NRC with respect to the Unit under applicable provisions of the Atomic Energy Act of 1954, as amended from time to time (the "Act").

Maine Yankee and the Purchaser acknowledge that if the useful service life of the Unit is terminated prior to January 2, 2003, then only the provisions of this contract applicable to decommissioning of the Unit will apply during the operative term of this contract.

The Purchaser hereby irrevocably waives its right to extend the contract term of its Initial Power Contract pursuant to subsections (a) or (b) of Section 8 thereof.

3.

Operation and Maintenance of the Unit

Maine Yankee will operate and maintain the Unit in accordance with good utility practice under the circumstances and all applicable law, including the applicable provisions of the Act and of any licenses issued thereunder to Maine Yankee. [Remainder of Section Omitted to Comply with Order No. 614.]

4.

Decommissioning.

After commercial operation of the Unit. permanently ceases, Maine Yankee will decommission the Unit in a manner authorized by Maine Yankee's board of directors and approved by the NRC in accordance with the Act and the rules and regulations thereunder then in effect and by any agency having jurisdiction over decommissioning of the Unit.

It is understood that, pursuant to the Initial Power Contracts and the Resale Contracts, the sponsors and secondary purchasers are currently being billed for Total Decommissioning Costs which, as of the date of this contract, are being accumulated in a separate trust fund (the "Maine Yankee Trust") which was established for the purpose of reimbursing Maine Yankee for Decommissioning Expenses incurred in the process of decommissioning the Unit and that such billings are subject to change in accordance with the provisions of the Initial Power Contracts, subject to the jurisdiction of the Federal Energy Regulatory Commission ('TERC"), formerly the Federal Power Commission. It is contemplated that sufficient funds will be accumulated pursuant to those contracts and paragraph 7 hereof to reimburse Maine Yankee for the full cost of decommissioning the Unit.

5.

Purchaser's Entitlement [Omitted to Comply with Order No. 614.]

6.

Deliveries and Metering [Omitted to Comply with Order No. 614.]

7.

Payment

With respect to each month commencing on or after the commencement of the operative term of this contract, whether or not this contract continues fully or partially in effect, the Purchaser will pay Maine Yankee as further deferred payment for the capacity and output of the Unit provided to the Purchaser by Maine Yankee prior to the permanent shutdown of the Unit on August 6, 1997, an amount equal to the Purchaser's entitlement percentage of the sum of (a) Maine Yankee's total fuel costs for the month with respect to the Unit, (b) the Total Decommissioning Costs for the month with respect to the Unit, plus (c) Maine Yankee's total operating expenses (as hereinafter defined) for the month with respect to the Unit, plus (d) an amount equal to one-twelfth of the composite percentage for such month of the net Unit investment as most recently determined in accordance with this Section 7.

"Composite percentage" shall be computed as of the last day of each month during the term hereof (the "computation date") and for any month the composite percentage shall be that computed as of the last day of the previous month. "Composite percentage" as of a computation date shall be the sum of (i) the equity percentage as of such date multiplied by the percentage which equity investment with respect to the Unit (other than equity investment for the financing of fuel inventory, including nuclear materials and the cost of fabrication thereof, for the Unit) as of such date is of the total capital as of such date; plus (ii) the "effective interest rate" per annum of each principal amount of indebtedness outstanding on such date for money borrowed with respect to the Unit (other than for money borrowed for the financing of fuel inventory, including nuclear materials and the cost of fabrication thereof, for the Unit), multiplied by the percentage which such principal amount is of total capital as of such date. The "effective interest rate" of each principal amount of indebtedness referred to in clause (ii) of the next preceding sentence will reflect the annual interest requirements and to the extent applicable, amortization of issue expenses, discounts and premiums, sinking fund call premiums, expenses and discounts, refunding and retirement expenses, discounts and premiums, and all other expenses applicable to the issue.

"Equity investment" as of any date shall consist of the sum of (i) all amounts theretofore paid to Maine Yankee for all capital stock theretofore issued, plus all capital contributions, less the sum of any amounts paid by Maine Yankee in the form of stock retirements, repurchases or redemptions or return of capital; plus (ii) any credit balance in the capital surplus account not included under (i) and in the earned surplus account on the books of Maine Yankee as of such date.

"Equity percentage" as of any date after commencement of the operative term hereof shall be that percentage which was the "equity percentage" in effect on the last day of the term of the Initial Power Contracts or such other percentage as may from time to time thereafter be approved by FERC.

"Total capital" as of any date shall be the equity investment with respect to the Unit, plus the total of all other securities and indebtedness then outstanding with respect to the Unit other than equity investment, securities, indebtedness and other obligations issued in connection with the financing or leasing of fuel inventory, including nuclear materials and the cost of fabrication thereof, for the Unit.

"Uniform System" shall mean the Uniform System of Accounts prescribed by FERC for Class A and Class B Public Utilities and Licensees as in effect on the date of this Agreement and as said System may be hereafter amended to take account of private ownership of special nuclear material.

Maine Yankee's "fuel costs" for any month shall include (i) amounts chargeable in accordance with the Uniform System in such month as amortization of costs of fuel assemblies and components and bum-up of nuclear materials for the Unit; plus (ii) all other amounts properly chargeable in accordance with the Uniform System to fuel costs for the Unit less any applicable credits thereto; plus (iii) one-twelfth of the equity percentage as of such month multiplied by the equity investment for the financing of fuel inventory, including nuclear materials and the cost of fabrication thereof, for the Unit; plus (iv) to the extent not provided for in any of the foregoing, all payments (or accruals therefor or amortization thereof) with respect to obligations incurred in connection with the financing or leasing of fuel inventory, including nuclear materials and the cost of fabrication thereof, for the unit (provided that such inventory is not included in the net Unit investment).

Maine Yankee's "operating expenses" shall include all amounts properly chargeable to operating expense accounts (other than such amounts which are included in Maine Yankee's fuel costs), less any applicable credits thereto, in accordance with the Uniform System, but including for purposes of this contract:

(i)

with respect to each month until the commencement of decommissioning of the Unit, the Purchaser's entitlement percentage of all expenses related to the storage or disposal of nuclear fuel or other radioactive materials, and all expenses related to protection and maintenance of the Unit during such period, including to the extent applicable all of the various sorts of expenses included in the definition of "Decommissioning Expenses", to the extent incurred during the period prior to the commencement of decommissioning;

(ii)

with respect to each month until the amount due from Maine Yankee to the U.S. Department of Energy ("DOE") for disposal of pre-April 7, 1983 spent nuclear fuel and associated high level radioactive material has been paid in full, the Purchaser's entitlement percentage of one-third (1/3) of the interest due to DOE during that calendar quarter on such obligation; and

(iii)

with respect to each month until End of License Term, the Purchaser's entitlement percentage of the monthly amortization of (a) the amount of any unamortized deferred expenses, as permitted from time to time by the Federal Energy Regulatory Commission or its successor agency, plus (b) the remaining unamortized amount of Maine. Yankee's investment in plant, nuclear fuel and materials and supplies and other assets, such amortization to be accrued at a rate sufficient to amortize fully such unamortized deferred expenses and Maine Yankee's investments in plant, nuclear fuel and materials and supplies or other assets (the "total investment") over a period extending to October 21, 2008; provided, that if during any calendar month ending on or before May 1, 2008 either of the following events shall occur: (a) Maine Yankee shall become insolvent or (b) Maine Yankee shall be unable, from available cash or other sources, to meet when due during such month its obligations to pay principal, interest, premium (if any) or other fees with respect to any indebtedness for money borrowed, then Maine Yankee may adjust upward the accrual for amortization of unrecovered total investment for such month to an amount not exceeding the applicable maximum level specified in Appendix A hereto, provided that concurrently therewith the total investment shall be reduced by an amount equal to the amount of such adjustment, it being understood that at the time of such event, Maine Yankee will furnish the Purchaser with a schedule setting forth the amount of such adjustment;

it being understood that for purposes of this contract "operating expenses" shall include depreciation accrual and amortization at a rate at least sufficient to fully amortize the non-salvageable plant investment over the estimated remaining useful life of the plant. As used herein, "End of License Term" means October 21, 2008 or such later date as may be fixed, by amendment to the Facility Operating License for the Unit, as the end of the term of the Facility Operating License.

The "net Unit investment" shall consist, in each case with respect to the Unit, the net sum of (i) the aggregate amount properly chargeable at the time in accordance with the Uniform System to Maine Yankee's electric plant accounts (including construction work in progress); plus (ii) the amount of any unamortized property losses; less (iii) the amount of any reserves for depreciation and for amortization of property losses; plus (iv) such allowances for inventories, materials and supplies (other than fuel assemblies and components), prepaid items and cash working capital as may reasonably be determined from time to time by Maine Yankee. The net Unit investment shall be determined as of the commencement of each calendar year, or, if Maine Yankee elects, at more frequent intervals.

"Total Decommissioning Costs" for any month shall mean the sum of (x) an amount equal to all accruals in such month to any reserve, as from time to time established by Maine Yankee and approved by its board of directors, to provide for the ultimate payment of the Decommissioning Expenses of the Unit, plus (y), during the Decommissioning Period, the Decommissioning Expenses for the month, to the extent such Decommissioning Expenses are not paid with funds from such reserve, plus (z) Decommissioning Tax Liability for such month. It is understood (i) that funds received pursuant to clause (x) may be held by Maine Yankee or by an independent trust or other separate fund, as determined by said board of directors, (ii) that, upon compliance with applicable regulatory requirements, the amount, custody and/or timing of such accruals may from time to time during the term hereof be modified by said board of directors in its discretion or to comply with applicable statutory or regulatory requirements or to reflect changes in the amount, custody or timing of anticipated Decommissioning Expenses, and (iii) that the use of the term "to decommission" herein encompasses compliance with all requirements of the NRC, as in effect from time to time, for permanent cessation of operation of a nuclear facility and any other activities reasonably related thereto, including provision for disposal of low level waste and the interim storage of spent nuclear fuel.

"Decommissioning Expenses" shall include all expenses of decommissioning the Unit, and all expenses relating to ownership and protection of the Unit during the Decommissioning Period, and shall also include the following:

(1)

All costs and expenses of any NRC-approved method of removing the Unit from service, including without limitation: dismantling, mothballing and entombment of the Unit; removing nuclear fuel and other radioactive material to temporary and/or permanent storage sites; construction, operation, maintenance and dismantling of a spent fuel storage facility; decontaminating, restoring and supervising the site; and any costs and expenses incurred in connection with proceedings before governmental authorities relating to any authorization to decommission the Unit or remove the Unit from service;

(2)

All costs of labor and services, whether directly or indirectly incurred, including without limitation, services of foremen, inspectors, supervisors, surveyors, engineers, security personnel, counsel and accountants, performed or rendered in connection with the decommissioning of the Unit and the removal of the Unit from service, and all costs of materials, supplies, machinery, construction equipment and apparatus acquired or used (including rental charges for machinery, equipment or apparatus hired) for or in connection with the decommissioning of the Unit and the removal of the Unit from service, and all administrative costs, including services of counsel and financial advisers of any applicable independent trust or other separate fund; it being understood that any amount, exclusive of proceeds of insurance, realized by Maine Yankee as salvage on any machinery, construction equipment and apparatus, the cost of which was charged to Decommissioning Expense, shall be treated as a reduction of the amounts otherwise chargeable on account of the costs of decommissioning of the Unit; and

(3)

All overhead costs applicable to the Unit during the Decommissioning Period, or accrued during such period, including without limiting the generality of the foregoing, taxes (other than taxes on or in respect of income), charges, license fees, excises and assessments, casualties, health care costs, pension benefits and other employee benefits, surety bond premiums and insurance premiums.

"Decommissioning Tax Liability" for any month shall be an amount established by Maine Yankee and approved by its board of directors to meet possible income tax obligations, which amount shall not exceed: the amount to be included in the clause (x) portion of Total Decommissioning Costs for such month multiplied by a fraction whose numerator is equal to the combined highest statutory Federal and state marginal income tax rate and whose denominator is equal to one minus the combined highest statutory Federal and state marginal income tax rate.

"Decommissioning Period" shall mean the period commencing with the notification by Maine Yankee to the NRC of the decision of the board of directors of Maine Yankee to cease permanently the operation of the Unit for the purpose of producing electric energy and ending with the date when Maine Yankee has completed the decommissioning of the Unit and the restoration of the site and has been relieved of all its obligations under the last of any licenses issued to it by the NRC.

Without limiting the generality of the foregoing, any other amounts expended or to be paid with respect to decommissioning of the Unit or removal of the Unit from service shall constitute part of the Decommissioning Expenses if they are, or when paid will be, either (i) properly chargeable to any account related to decommissioning of a nuclear generating unit in accordance with the Uniform System or generally accepted accounting principles as then in effect, or (ii) properly chargeable to decommissioning of a nuclear generating unit in accordance with then applicable regulations of the NRC or FERC or any other regulatory agency having jurisdiction.

8.

Billing

Maine Yankee will bill the Purchaser, as soon as practicable after the end of each month, for all amounts payable by the Purchaser with respect to the particular month pursuant to Section 7 hereof. Such bills will be rendered in such detail as the Purchaser may reasonably request and may be rendered on an estimated basis subject to corrective adjustments in subsequent billing periods. All bills shall be paid in full within 10 days after receipt thereof by the Purchaser.

When all or any part of any bill shall remain unpaid for more than thirty (30) days after the due date thereof, simple interest at an annual rate which is at all times 2% in excess of the prime rate for commercial loans in effect at The First National Bank of Boston shall accrue to Maine Yankee from and after the thirtieth day from the due date of said bill.

9.

Decommissioning Fund

Maine Yankee agrees to pay to, or cause to be paid to, the Maine Yankee Trust or any successor trust approved by the board of directors of Maine Yankee all funds collected hereunder for the express purpose of decommissioning the Unit or removing the Unit from service and further agrees that, after the tax consequences of decommissioning collections have been resolved, any funds collected hereunder to meet Decommissioning Tax Liability which are not used for that purpose will be refunded to the Purchaser to the extent required by FERC.

10.

Cancellation of Contract

If either

(i)

the Unit is damaged to the extent of being completely or substantially completely destroyed, or

(ii)

the Unit is taken by exercise of the right of eminent domain or a similar right or power,

then and in any such case, the Purchaser may cancel the provisions of this contract, except that in all cases other than those described in clause (ii) above, the Purchaser shall be obligated to continue to make the payments of Total Decommissioning Costs and the other payments required by Section 7 hereof and the provisions of said Section 7 and the related provisions of this contract shall remain in full force and effect, it being recognized that the costs which Purchaser is required to pay pursuant to Section 7 represent deferred payments in connection with power heretofore delivered by Maine Yankee under its contractual commitments to the Purchaser. Such cancellation shall be effected by written notice given by the Purchaser to Maine Yankee. In the event of such cancellation, all continuing obligations of the parties hereunder as to subsequently incurred costs of Maine Yankee other than the obligations of the Purchaser to continue to make the payments required by Section 7 shall cease forthwith (it being understood that the continuing accrual of depreciation of net Unit investment and of fees, interest and other payments under pre-existing contracts subsequent to such cancellation shall not be deemed to be "subsequently incurred costs" for purposes of this sentence). Notwithstanding the preceding sentence, the applicable provisions of this contract shall continue in effect after the cancellation hereof to the extent necessary to permit final billings and adjustments hereunder with respect to obligations incurred through the date of cancellation and the collection thereof. Any dispute as to the Purchaser's right to cancel this contract pursuant to the foregoing provisions shall be referred to arbitration in accordance with the provisions of this contract.

Notwithstanding anything in this contract elsewhere contained, the Purchaser may cancel this contract or be relieved of its obligations to make payments hereunder only as provided in the next preceding paragraph of this Section.

11.

Insurance

Maine Yankee presently has in effect, and hereafter will at all times maintain until the expiration of the term hereof, insurance to cover its "public Liability" for personal injury and property damage resulting from a "nuclear incident" (as those terms are defined in the Act), with limits not less than Maine Yankee may be required to maintain to qualify for governmental indemnity under the Act and shall execute and maintain an indemnification agreement with the NRC as provided by the Act. Maine Yankee will also at all times maintain such other types of liability insurance, including workmen's compensation insurance, in such amounts as is customary in the case of other similar electric utility companies or as may be required by law.

Maine Yankee will at all times keep insured such portions of the Unit (other than the fuel assemblies and components, including nuclear materials) as are of a character usually insured by electric utility companies similarly situated and operating like properties, against the risk of a "nuclear incident" and such other risks as electric utility companies, similarly situated and operating like properties, usually insure against; and such insurance shall to the extent available be carried in amounts sufficient to prevent Maine Yankee from becoming a co-insurer. Maine Yankee will at all times keep its fuel assemblies and components (including nuclear materials) insured against such risks and in such amounts as shall, in the opinion of Maine Yankee, provide adequate protection.

12.

Additional Units [Omitted to Comply with Order No. 614].

13.

Audit

Maine Yankee's books and records (including metering records) shall be open to reasonable inspection and audit by the Purchaser.

14.

Arbitration

In case any dispute shall arise as to the interpretation or performance of this contract which cannot be settled by mutual agreement and which may be finally determined by arbitration under the law of the State of Maine then in effect, such dispute shall be submitted to arbitration, and arbitration of such dispute shall be a condition precedent to any action at law or suit in equity that can be brought. The parties shall if possible agree upon a single arbitrator. In case of failure to agree upon an arbitrator within 15 days after the delivery by either party to the other of a written notice requesting arbitration, either party may request the American Arbitration Association to appoint the arbitrator. The arbitrator, after opportunity for each of the parties to be heard, shall consider and decide the dispute and notify the parties in writing of his decision. The expenses of the arbitration shall be borne equally by the parties.

15.

Regulation

This contract, and all rights, obligations and performance of the parties hereunder, are subject to all applicable state and federal law and to all duly promulgated orders and other duly authorized action of governmental authority having jurisdiction in the premises.

16.

Assignment

This contract shall be binding upon and shall inure to the benefit of, and may be performed by, the successors and assigns of the parties, except that no assignment, pledge or other transfer of this contract by either party shall operate to release the assignor, pledgor or transferor from any of its obligations under this contract unless consent to the release is given in writing by the other party, or, if the other party has theretofore assigned, pledged or otherwise transferred its interest in this contract, by the other party's assignee, pledgee or transferee, or unless such transfer is incident to a merger or consolidation with, or transfer of all or substantially all of the assets of the transferor to, another sponsor which shall, as a part of such succession, assume all the obligations of the transferor under this contract.

17.

Right of Setoff

The Purchaser shall not be entitled to set off against the payments required to be made by it under this contract (i) any amounts owed to it by Maine Yankee or (ii) the amount of any claim by it against Maine Yankee. However, the foregoing shall not affect in any other way the Purchaser's right and remedies with respect to any such amounts owed to it by Maine Yankee or any such claim by it against Maine Yankee.

18.

Amendments

Upon authorization by Maine Yankee's board of directors of uniform amendments to all the Additional Power Contracts with sponsors, Maine Yankee shall have the right to amend the provisions of Section 7 hereof insofar as they relate to the amounts collectible by Maine Yankee pursuant to clause (b) of the first paragraph of Section 7 hereof or to the timing of such collections by serving an appropriate statement of such amendment upon the Purchaser and filing the same with FERC (or such other regulatory agency as may have jurisdiction in the premises) in accordance with the provisions of applicable laws and any rules and regulations thereunder, and the amendment shall thereupon become effective on the date specified therein, subject to any suspension order issued by such agency. All other amendments to this contract shall be by mutual agreement, evidenced by a written amendment signed by the parties hereto.

19.

Interpretation

The interpretation and performance of this contract shall be in accordance with and controlled by the law of the State of Maine.

20.

Addresses

Except as the parties may otherwise agree, any notice, request, bill or other communication from one party to the other, relating to this contract, or the rights, obligations or performance of the parties hereunder, shall be in writing and shall be effective upon delivery to the other party. Any such communication shall be considered as duly delivered when delivered in person or mailed by registered or certified mail, postage prepaid, to the post office address of the other party shown following the signature of such other party hereto,. or such other address as may be designated by written notice given as provided in this Section 20.

21.

Corporate Obligations

This contract is the corporate act and obligation of the parties hereto, and any claim hereunder against any stockholder (other than the Purchaser), director or officer of either party, as such, is expressly waived.

22.

All Prior Agreements Superseded

This contract represents the entire agreement between the parties relating to the subject matter hereof during the operative term hereof i.e., post-January 1, 2003), and all previous agreements, discussions, communications and correspondence with respect to the subject matter are hereby superseded and are of no further force and effect.

IN WITNESS WHEREOF, the parties have executed this contract by their respective officers thereunto duly authorized as of the date first above written.

Issued by	Michael E. Thomas	Effective: January 2, 2004
Vice President and Chief Financial Officer
Issued on:	October 20, 2003
Revised on:	July 8, 2004

II.

1997 AMENDATORY AGREEMENT

This 1997 Amendatory Agreement, dated as of August 6, 1997, is entered into by and between MAINE YANKEE ATOMIC POWER COMPANY, a Maine Corporation ("Maine Yankee" or "Seller") and [insert name of each purchaser] ("Purchaser").

For good and valuable consideration, the receipt of which is hereby acknowledged, it is agreed as follows:

1.

Basic Understandings

Maine Yankee was organized in 1966 to provide a supply of power to its sponsoring utility companies, including the Purchaser (collectively the "Purchasers"). It constructed a nuclear electric generating unit, having a net capability of approximately 830 megawatts electric (the "Unit") at a site on tidewater in the town of Wiscasset, Maine. On June 27, 1973, Maine Yankee was issued a full-term, Facility Operating License for the Unit by the Atomic Energy Commission (predecessor to the Nuclear Regulatory Commission which, together with any successor agencies, is hereafter called the "NRC"), which license is now stated to expire on October 21, 2008. The Unit has been in commercial operation since January 1, 1973.

The Unit was conceived to supply economic power on a cost of service formula basis to the Purchasers. Maine Yankee and the Purchaser are parties to a Power Contract dated as of May 20, 1968 (as herefore amended, the "Power Contract"). Pursuant to the Power Contract and other identical contracts (collectively, the "Power Contracts") between Maine Yankee and the other Purchasers, Maine Yankee contracted to supply to the Purchasers all of the capacity and electric energy available from the Unit for a term of thirty (30) years following January 1, 1973.

Maine Yankee and the Purchaser are also parties to an Additional Power Contract, dated as of February 1, 1984 ("Additional Power Contract"). The Additional power contract and other similar contracts (collectively, the "Additional Power Contracts") between Maine Yankee and the other Purchasers provide for an operative term stated to commence on January 2, 2003 (when the Power Contracts terminate) and extending until a date which is the later to occur of (i) 30 days after the date on which the last of the financial obligations of Maine Yankee which constitute elements of the purchase price thereunder has been extinguished by Maine Yankee or (ii) 30 days after the date on which Maine Yankee is finally relieved of any obligations under the last of the licenses (operating and/or possessory) which it holds from, or which may hereafter be issued to it by, the NRC with respect to the Unit under applicable provisions of the Atomic Energy Act of 1954, as amended from time to time (the "Act").

Pursuant to the Power Contract and the Additional Power Contract, the Purchaser is entitled and obligated to take its entitlement percentage of the capacity and net electrical output of the unit during the service life of the Unit and is obligated to pay therefor monthly its entitlement percentage of Maine Yankee's cost of service, including decommissioning costs, whether or not the Unit is operated or whether or not net electrical output is delivered. The Power Contracts and the Additional Power Contracts also provide, in the event of their earlier cancellation, for the survival of the decommissioning cost obligation and for the applicable provisions thereof to remain in effect to permit final billings of costs incurred prior to such cancellation.

On August 6, 1997, the board of directors of Maine Yankee, after conducting a thorough review of the economics of continued operation of the Unit for the remainder of the term of the Facility Operating License for the Unit in light of other alternatives available to Maine Yankee and the Purchasers, determined that the Unit should be permanently shut down effective August 6, 1997. The Purchaser concurs in that decision.

As a consequence of the shutdown decision, Maine Yankee and the Purchaser propose at this time to amend the Power Contract and the Additional Power Contract in various respects in order to clarify and confirm provisions for the recovery under said contracts of the full costs previously incurred by Maine Yankee in providing power from the Unit during its useful life and of all costs of decommissioning the Unit, including the costs of maintaining the Unit in a safe condition following the shutdown and prior to its decontamination and dismantlement.

Maine Yankee and each of the other Purchasers are entering into agreements which are identical to this Agreement except for necessary changes in the names of the parties.

2.

Parties' Contractual Commitments

Maine Yankee reconfirms its existing contractual obligations to protect the Unit, to maintain in effect certain insurance and to prepare for and implement the decommissioning of the Unit in accordance with applicable laws and regulations. Consistent with public safety, Maine Yankee shall use its best efforts to accomplish the shutdown of the Unit, the protection and any necessary maintenance of the Unit after shutdown and the decommissioning of the Unit in a cost-effective manner and in compliance with the regulations of the NRC and other agencies having jurisdiction, and shall use its best efforts to ensure that any required storage and disposal of the nuclear fuel remaining in the reactor at shutdown and all spent nuclear fuel or other radioactive materials resulting from operating of the Unit are accomplished consistent with public health and safety considerations and at the lowest practicable cost. The Purchaser reconfirms its obligations under the Power Contract and Additional Power Contract to pay its entitlement percentage of Maine Yankee's costs as deferred payment in connection with the capacity and net electrical output of the Unit previously delivered by Maine Yankee and agrees that the decision to shut down the Unit described in Section 1 hereof does not give rise to any  cancellation right under Section 9 of the Power Contract or Section 10 of the Additional Power Contract.

Except as expressly modified by this Agreement, the provisions of the Power Contract and the Additional Power Contract remain in full force and effect, recognizing that the mutually accepted decision to shut down the Unit renders moot those provisions which by their terms relate solely to continuing operation of the Unit.

3-4.

[Paragraphs 3 and 4 of the 1997 Amendatory Agreement contain amendments to Sections 2, 7 and 8 of the Additional Power Contract, and have been incorporated into the Additional Power Contract section above.]

5.

Effective Date

This 1997 Amendatory Agreement shall become effective upon receipt by the Purchaser of notice that Maine Yankee has entered into 1997 Amendatory Agreements, as contemplated by Section 1 hereof, with each of the other Purchasers and receipt of requisite authorization from the FERC.

6.

Interpretation

The interpretation and performance of this 1997 Amendatory Agreement shall be in accordance with and controlled by the laws of the State of Maine.

7.

Addresses

Except as the parties may otherwise agree, any notice, request, bill or other communication from one party to the other relating to this 1997 Amendatory Agreement, or the rights, obligations or performance of the parties hereunder, shall be in writing and shall be effective upon delivery to the other party. Any such communication shall be considered as duly delivered when mailed to the respective post office address of the other party shown following the signatures of such other party hereto, or such other post office address as may be designated by written notice given in the manner as provided in this Section.

8.

Corporate Obligations

This 1997 Amendatory Agreement is the corporate act and obligation of the parties hereto.

9.

Counterparts

This 1997 Amendatory Agreement may be executed in any number of counterparts and each executed counterpart shall have the same force and effect as an original instrument and as if all the parties to all of the counterparts had signed the same instrument. Any signature page of this 1997 Amendatory Agreement may be detached from any counterpart without impairing the legal effect of any signatures thereon, and may be attached to another counterpart of this 1997 Amendatory Agreement identical in form hereto but having attached to it one or more signature pages.

IN WITNESS WHEREOF, the parties have executed this 1997 Amendatory Agreement by their respective duly authorized officers as of the day and year first named above.

III.

1998 SETTLEMENT AGREEMENT DOCKET ER98-570-000

I.  BACKGROUND

[Omitted to Comply with Order 614.]

II.  TERMS OF SETTLEMENT

[Prefatory Paragraphs Omitted to Comply with Order No. 614.]

A.

Non-Decommissioning Issues and ISFSI-Related Collection Rates.

(1)

Return on Equity. Commencing as of January 15, 1998, and until October 31, 2008, Maine Yankee's allowed return on equity for its remaining equity balances shall be 6.50%, on all equity balances up to the amounts set forth in Table 1. To the extent that Maine Yankee's equity balances exceed the values set forth in Table 1, the allowed return on such excess equity balances shall be 0.0%. In no event shall the return on equity revenue requirement exceed 6.50% of the amounts set forth in Table 1.

(2)

Gain On Sale, Lease Or Other Disposal Of Land. The Settling Parties acknowledge that, as part of Maine Yankee's efforts to mitigate shutdown and decommissioning costs, Maine Yankee is seeking to' sell, lease or otherwise dispose of all or a portion of its land located in Wiscasset, Maine. Maine Yankee and the Settling Parties agree that, if at any time between (1) January 15, 1998, and (2) October 31, 2008, or the corporate windup and dissolution of Maine Yankee, whichever shall last occur, Maine Yankee shall sell, lease or otherwise dispose of all or a portion of its land in Wiscasset, Maine, Maine Yankee shall flow through to its ratepayers, in accordance with its formula rate, any net-of-tax gains in excess of book value for such land, for the benefit of ratepayers, and that none of the gain in excess of book value from such sale, lease or other disposition shall inure to the benefit of the shareholders of Maine Yankee. Such flow-through of gain from the sale, lease or other .disposition of land shall be effective whether the sale, lease or other disposition is for the purpose of repowering at the Maine Yankee site in Wiscasset or for any other purpose. [Omitted to Comply with Order No. 614]. In the event Maine Yankee makes any donation of land to an organization exempt under §501(c)(3) of the Internal Revenue Code, Maine Yankee agrees to flow through to ratepayers any tax benefits received as a result of such donation.

(3)

Recovery of Unamortized Investment. Subject to adjustment pursuant to the terms and conditions of Part II-B(5)(C) dealing with site repowering and recovery of so-called D&D Refunds, Maine Yankee shall be able to recover, pursuant to its revised rate schedules, all unamortized investment (including fuel) in the Maine Yankee plant, together with a return on equity in accordance with the terms and conditions of Part II-A(1) above.

(4)

Amendatory Agreements. The Settling Parties do not contest the effectiveness of the Amendatory Agreements submitted for approval in Docket No. ER98-570-000; provided that, (1) Maine Yankee shall make an informational filing with the Commission in advance of any acceleration of recovery of unamortized investment pursuant to the terms and conditions of Section 3, Part C(iii) of the Amendatory Agreements; (2) the Settling Parties do not hereby waive their rights to challenge such accelerated collection and any such filing made by Maine Yankee; (3) notwithstanding the provisions of Section 3, Parts C(a)(i) and D of the Amendatory Agreements, Maine Yankee agrees that it will collect rates associated with spent fuel costs only in accordance with Part II-A(7) and Part II-A(10) of this Offer of Settlement; and (4) without limiting any other provision of this Offer of Settlement, the uncontested effectiveness of the Amendatory Agreements is without prejudice to, and cannot be used as precedent against, the position of any party in any future proceeding as to whether spent fuel storage costs are or are not part of Maine Yankee's total decommissioning costs or decommissioning expenses.

(5)

Maine Retail Settlement. [Omitted to Comply with Order No. 614.]

(6)

Formula Rate Specificity. [Omitted to Comply with Order No. 614].

(7)

Spent Fuel Storage Cost Collection. [Omitted to Comply with Order No.  614.]

(8)

ISFSI Costs; Maine Spent Fuel Disposal Trust Fund.

(A)

The decommissioning expenses described in Part II-B below, for purposes of this Settlement Agreement only, do not include expenses to be incurred as a result of the federal government's failure to perform its contractual obligation to remove spent nuclear fuel from the Maine Yankee site, including but not limited to the costs associated with constructing, purchasing, operating, maintaining and terminating the ISFSI. All costs related to operation and maintenance of the ISFSI after December 31, 2004, and all other costs related to spent fuel, except the costs of constructing the ISFSI, will be determined in the proceeding described in Part II-A(10) and collected in a manner determined by the Commission. Maine Yankee and the Settling Parties agree that the storage and disposal of spent nuclear fuel and high level waste, including Greater-Than-Class-C ("GTCC") waste, are properly the responsibility of the U.S. Department of Energy ("DOE") and that Maine Yankee shall use its best efforts to recover all costs associated with such storage and disposal from the DOE, in accordance with the terms and conditions of Part II-A(9) below. Maine Yankee and the Settling Parties further agree that a portion of the funds already held in trust under Maine law for the- express purpose of meeting Maine Yankee's DOE payment obligation should be utilized to reduce rates to current ratepayers, in the manner set forth in this Part II-A(8).

(B)

[Agreement to Support Change in Maine State Legislation Omitted to Comply with Order No. 614 - Referenced Legislation Enacted (See 1999 Me. Law C. 173).]

(C)

Provided that the Maine Legislature has adopted such legislative changes referred to in this Part II-A(8), and that such legislative changes are effective as a matter of Maine law and have not been stayed pursuant to any legal challenge, then commencing on the first day of the month immediately following the effective date of such legislation, the annual $6.8 million collection associated with the spent fuel storage costs, as set forth in Part II-A(7), shall be eliminated as provided in Part II-D(4).

(D)

The Settling Parties recognize that Maine Yankee ultimately may be liable to the DOE for the payment of the funds currently held in the Spent Fuel Disposal Trust Fund and further agree that, in the event the DOE in the future demands payment of such funds and Maine Yankee is legally required to make such payment, after Maine Yankee has prudently pursued its legal and equitable remedies against the DOE, Maine Yankee's ratepayers are solely responsible for those costs. The Settling Parties agree, therefore, that in such event, Maine Yankee shall be entitled to bill and collect from ratepayers pursuant to its formula rate such amounts as are necessary to replenish the Spent Fuel Disposal Trust Fund. The Settling Parties recognize that the liability for pre-1983 obligations may rise faster than the ability of the Spent Fuel Disposal Trust Fund, after reduction, to generate income and capital appreciation and that, if that occurs, Maine Yankee also shall be permitted to bill and collect this difference in liability pursuant to its formula rate. The Settling Parties also agree that Maine Yankee shall be permitted to bill and collect funds sufficient to replenish the Spent Fuel Disposal Trust Fund pursuant to its formula rate, even if DOE has not actually made demand and presentment for such funds, provided there is a legal obligation to pay such funds and after Maine Yankee has prudently pursued its legal and equitable remedies against the DOE. The Settling Parties agree that, prior to the proceeding described in Part II-A(10), they will not object to future Maine Yankee billings designed to collect amounts from ratepayers to replenish the Spent Fuel Disposal Trust Fund and to cover growth in liability, consistent with Maine Yankee's formula rate and the terms and conditions of this Part II-A(8); provided, however, that nothing in this provision shall preclude any Settling Party from challenging the methodology by which Maine Yankee has replenished the Spent Fuel Disposal Trust Fund and covered growth in liability, or from challenging the prudence of Maine Yankee's expenditures from the Spent Fuel Trust Fund, in the proceeding described in Part II-A(l0). Should Maine Yankee's obligation to pay such sums become due, and not be stayed, during the pendency of litigation, Maine Yankee shall be permitted to recover such funds from ratepayers during the pendency of such litigation, in accordance with this Part II-A(8). Maine Yankee and the Settling Parties further agree that, if any such amounts exceed the sum of $10 million, then in order to smooth the rate impact of such recoveries on ratepayers, Maine Yankee shall amortize such amounts, together with any carrying charges thereon, over two or more years, provided, however, that in any event all such amounts, together with any carrying charges thereon, shall be collected no later than October 31, 2008. The Settling Parties recognize and agree that both the amounts collected and the time over which such collections are amortized are dependent upon when the collections commence and the amounts ultimately due DOE, and that, therefore, specific levelization amounts cannot be stated at this time. Maine Yankee and the Settling Parties agree that any collections implemented under this paragraph (for amounts greater than $10 million) shall be at the greater of the following rates: (1) $10 million per year or (2) the annual amortization amount required to replenish the fund by October 31, 2008. Maine Yankee will file a compliance filing with the Commission detailing such amortization or payment schedule not later than sixty (60) days after implementing any collections to replenish the Spent Fuel Disposal Trust Fund under this paragraph.

(9)

DOE Litigation. [Omitted top Comply with Order No. 614.]

(10)

Filing for January 1, 2004 Effective Date; ISFSI Operation, Maintenance and Termination Costs. [Omitted to Comply with Order No. 614.]

B.

Decommissioning Cost Collection Rates; Other Issues.

(1)

Decommissioning Cost Collection. [Omitted to Comply with Order No. 614.]

(2)

Estimates. [Omitted to Comply with Order No. 614.]

(3)

 Escalation Rate. [Omitted to Comply with Order No. 614.]

(4)

Texas Compact/State Planning Office Fund.

(A)

[Omitted to Comply with Order No. 614.]

(B)

[Agreement to Support Change in Maine State Legislation Omitted to Comply with Order No. 614 - Referenced Legislation Enacted (See 1999 Me. Law C. 173).]

(C)

The Settling Parties recognize that Maine Yankee may ultimately be billed by the State of Maine under existing law, 38 M.R.S.A. Section 545, for an assessment for its proportionate share of Texas Compact costs. The Settling Parties further agree that in the event that Maine Yankee becomes obligated to pay the State for such costs, Maine Yankee's ratepayers are solely responsible for those costs. The Settling Parties agree, therefore, that Maine Yankee shall be entitled to recover from ratepayers such amounts as may be necessary to pay for the Maine Yankee portion of any Texas Compact assessment by the State of Maine. Such Texas Compact costs will be billed to and recovered from Maine Yankee ratepayers as an Operations and Maintenance expense pursuant to Maine Yankee's formula rate and no further regulatory approvals for collection of such Texas Compact costs will be required. Maine Yankee and the Settling Parties further agree that, in order to smooth the rate impact of such Texas Compact costs, Maine Yankee shall amortize such costs from the date they are incurred through October 31, 2008, together with any carrying costs thereon.

(5)

Budget Incentives. Maine Yankee and the Settling Parties agree that budget incentives, properly structured, can play an effective role in limiting decommissioning and other shutdown-related expenditures, without impairing safety. To provide such incentives to Maine Yankee's Board of Directors and management, and to reduce the likelihood of future rate increases, Maine Yankee and the Settling Parties agree to the following incentive terms and conditions.

(A)

For purposes of implementing an incentive-based settlement, Maine Yankee and the Settling Parties agree that Maine Yankee's revised decommissioning and ISFSI budget, through December 31, 2004, estimated in mid-1998 dollars, is $446.3 million ("Incentive Budget"). This amount includes the Stone & Webster DOC contract (including ISFSI-related costs), and ENI annual incentive bonuses, but excludes the ENI final incentive bonus and Operation and Maintenance costs for the ISFSI commencing January 1, 2005, and also excludes decommissioning and license termination costs for the ISFSI. The Incentive Budget also assumes that such amount will be spent by December 31, 2004, and that all major decommissioning activities will have been completed by that date, but excludes costs associated with terminating any Nuclear Regulatory Commission ("NRC") license required for spent fuel storage under either the wet or dry storage option.

(B)

The Settling Parties agree that, subject to the terms and conditions set forth below, if Maine Yankee is able to complete all major decommissioning and other dismantlement of the plant for less than the Incentive Budget, Maine Yankee shall be entitled to retain 10% of any net savings (after payment of all other incentive fees or bonuses), with Maine Yankee's share of such savings capped at $10 million, and with the balance of such net savings flowing through to the benefit of ratepayers. The Settling Parties further agree that if Maine Yankee's actual decommissioning costs exceed the Incentive Budget, Maine Yankee, subject to the terms and conditions of this Part II-B(5), shall be required to fund 10% of any such net overage (calculated after recovery by Maine Yankee of all other damage or penalty payments from third parties, including Stone & Webster and ENI), and 90% of such net overage shall be recovered from ratepayers (provided such overages are prudently incurred), with Maine Yankee's share of such overage capped at $10 million, and any additional prudently incurred overages shall be for the full account of ratepayers. The foregoing incentive payments shall be subject to a $10 million "bandwidth" around the $446.3 million Incentive Budget, such that Maine Yankee's sharing in savings does not begin until costs are less than $436.3 million and Maine Yankee's sharing in overages does not begin until costs exceed $456.3 million.

(C)

Maine Yankee and the Settling Parties agree that Maine Yankee savings and Maine Yankee overages, as the case may be, will not be subject to windfalls or force majeure events. That is, any windfalls that lower the cost of decommissioning below the Incentive Budget and that are beyond the control or direction of Maine Yankee shall be deducted from the Incentive Budget, and the savings flowed through to ratepayers, without Maine Yankee sharing in any such savings. For purposes of this Part II-B(5): (1) any DOE recoveries that reduce the Incentive Budget shall be considered windfalls and shall not entitle Maine Yankee to earn any incentive payments pursuant to this Part II-B(5); and (2) in the event that Maine Yankee, after the date of this Offer of Settlement, is able to negotiate a reduction in the price of its contract with Stone & Webster to reflect synergistic savings resulting from Stone & Webster providing similar services to another utility, then such reduction in contract price shall not be considered a windfall. Similarly, the Settling Parties agree that any force majeure events (i.e., events that are beyond the control or direction of Maine Yankee) which result in unexpected and unanticipated increases in the Incentive Budget shall be flowed through for reimbursement by ratepayers, without Maine Yankee's sharing in the cost of any such overages. Maine Yankee agrees that any additional payments or sums received for re-powering of the site, or payments, damages recovery or other funds received from DOE for so-called D&D Refunds, shall not be treated as windfalls for purposes of this Part II-B(5) but shall be utilized to reduce unamortized investment (in the case of re-powering of the site) or unamortized fuel (in the case of D&D Refunds) and shall be flowed through for the benefit of ratepayers.

(D)

In the event that decommissioning is completed at a cost below the $436.3 million savings target in Part II-B(5)(B), above, but the Generic Environmental Impact Statement ("GEIS") total site dose for the project is exceeded, Maine Yankee's net incentive provided in this Part 11-B(5) shall be reduced by 10%. In the event that decommissioning is completed at a cost above the $456.3 million overage target in Part II-B(5)(B), above, but the GEIS site dose is exceeded, then Maine Yankee shall be required to pay to ratepayers $ 10,000 per person/rem over the GEIS dose.

In the event that decommissioning is completed at a cost below the $436.3 million savings target in Part II-B(5)(B), but the Occupational Safety and Health Administration lost time accident rate exceeds 2 per 200,000 hours of work by all on-site personnel, then Maine Yankee's net incentive shall be reduced by an additional 10%. In the event that decommissioning is completed at a cost above the $456.3 million overage target in Part II-B(5)(B), above, but the OSHA lost time accident rate exceeds 2 per 200,000 hours of work by all on-site personnel, then Maine Yankee shall be required to pay to ratepayers $25,000, and an additional $25,000 for each 50% increase in rate.

The reduction in incentive and the payment to ratepayers, as the case may be, shall be decreased by the amount Maine Yankee is able to recover in any penalties for such excess site dose or accident rate from third parties (including Stone & Webster). In no event shall Maine Yankee's payments to ratepayers under this paragraph (D), taken together with any overages funded by Maine Yankee under Part II-B(5)(B), exceed a total of $10 million.

(E)

For purposes of this Part II-B(5), except as otherwise noted, all numbers shall be calculated in mid-1998 dollars (unless, in the alternative, the Settling Parties agree to nominal dollar calculations; for such purposes, the Incentive Budget is $ 488.8 million, utilizing a 3.8% escalation rate). Reconciliation of any amounts to, or to be paid by, Maine Yankee or ratepayers shall be calculated within sixty (60) days of the NRC license termination or site release date (i, e., the date the NRC approves license termination or release of the site applicable to the balance of the plant site other than the ISFSI), regardless of whether such date occurs before, on, or after December 31, 2004. The terms and timing of flow-through of any such benefits or additional payments shall be determined by the Commission pursuant to proceedings commenced by Maine Yankee, and Maine Yankee shall commence such proceedings as promptly as possible after calculating such reconciliation.

C.

Site Restoration Issues. [Omitted to Comply with Order No. 614.]

D.

Effective Date; Refunds.

(1)

This Offer of Settlement shall become effective the first day of the calendar month immediately following Commission approval of the Offer of Settlement ("Effective Date") by final and non-appealable order.

(2)

[Refund Provision Omitted to Comply with Order No. 614.] Bills rendered under the Power Contracts on and after the Effective Date shall reflect the 6.50% allowed return on common equity, consistent with the terms and conditions of this Offer of Settlement. [Compliance Report Provision Omitted to Comply with Order No. 614.]

(3)

The rates established in Part II-A(7) & B(l) shall be reflected in Maine Yankee's bills to its ratepayers commencing on the Effective Date. Maine Yankee will not refund decommissioning amounts or estimated ISFSI costs collected in excess of $33.6 million for the time period commencing January 15, 1998. Instead, Maine Yankee shall credit ratepayers through an equal reduction in future billings for such excess decommissioning and ISFSI cost collections that occurred prior to the Effective Date. [Compliance Report Provision Omitted to Comply with Order No. 614.]

(4)

[Refund and Compliance Report Provision Omitted to Comply with Order No. 614.]

Table 1 to 1998 Settlement

Agreement Docket ER98-570-000

MAINE YANKEE

Average Equity Balances

TABLE 1

Dollars in Thousands

Year	Amount @ 100%

[1998-2003 Omitted to Comply With Order No. 614.1

2004	52,056
2005	45,282
2006	38,582
2007	33,793
2008	21,160

IV.

 2004 SETTLEMENT AGREEMENT DOCKET NO. ER04-55-000

A.

Decommissioning and ISFSI Cost Collections and Replenishment of Spent Fuel Trust.

(1)

Annual Collections. Maine Yankee and the Settling Parties agree that Maine Yankee shall collect a total amount of approximately $27 million on an annual basis, effective January 1, 2004, through October 31, 2008, for the estimated costs associated with decommissioning, including long-term storage of spent fuel through 2023. A schedule of annual collections by customer is provided at Attachment A.

(2)

Estimates. For purposes of obtaining a schedule of ruling amounts under Section 468A of the Internal Revenue Code, the decommissioning cost estimate (including ISFSI) for Maine Yankee assumed in this Offer of Settlement, in 2003 dollars, is $ 752.2 million (consisting of $525.7 million of actual expenditures for the period 1997-2003 in 2003 dollars assuming escalation of 3.25%, and projected expenditures for 2004-2023 of $226.5 million in 2003 dollars), with Maine Yankee's collections based on the following economic assumptions: (1) after tax earned interest on accumulated fund amounts of 5.5% for the years 2004-2019, 3.0% for 2020, 2.8% for 2021, 2.5% for 2022 and 2.2% for 2023; (2) inflation adjustment of 2.5% for 2004 with respect to ISFSI operations-related costs, and 0% for 2004 with respect to all other costs, (3) inflation adjustment of 3.06% for 2005 with respect to ISFSI-related costs and 0% for 2005 with respect to all other costs; (4) annual inflation adjustment of 3.25% for 2006-2023; (5) the assumed method of decommissioning is the DECON method; and (6) the assumed year in which substantial decommissioning costs were first incurred is 1998.

(3)

Escalation Rates. Maine Yankee and the Settling Parties agree that, for purposes of this Offer of Settlement, the escalation rates are as set forth in clauses (2), (3) and (4) of the preceding paragraph.

(4)

Replenishment of Spent Fuel Trust. As part of the 1998 Settlement Agreement in Docket No. ER98-570-000 (the "1998 Settlement Agreement"), Maine Yankee and the parties to that agreement agreed that the storage and disposal of spent nuclear fuel and high-level waste, including Greater-Than-Class-C ("GTCC") waste, are properly the responsibility of the U.S. Department of Energy ("DOE") and that Maine Yankee would use its best efforts to recover all costs associated with such storage and disposal from the DOE. Maine Yankee and the parties to the 1998 Settlement Agreement further agreed that a portion of the funds already held in trust under Maine law for the express purpose of meeting Maine Yankee's DOE pre-1983 spent fuel disposal obligation should be utilized to reduce rates to current ratepayers. Accordingly, Maine Yankee and the Maine Agencies worked together to effectuate a change in Maine law to, inter alia, allow Maine Yankee to withdraw funds from the Spent Fuel Disposal Trust ("SFDT") Fund in order to meet expenditures for ISFSI-related costs. Maine Yankee has been and is withdrawing funds from the SFDT Fund for that purpose. The present estimate of total withdrawals from the fund to meet expenditures to date and the projected future ISFSI-related expenditures through the completion of physical decommissioning in early 2005 is approximately $80.3 million.

The Settling Parties recognize that Maine Yankee ultimately may be liable to the DOE for payment of the funds currently held in the SFDT Fund as well as the funds that were withdrawn for ISFSI-related expenditures. Maine Yankee and the Settling Parties agree that, unless otherwise agreed to by the parties, Maine Yankee shall not seek to collect amounts from ratepayers to replenish the SFDT Fund until November 1, 2008.

Maine Yankee will file a Section 205 proceeding prior to seeking to collect any amounts to replenish the SFDT Fund and no later than August 1, 2008. The Settling Parties agree that the only aspect of the Section 205 filing related to replenishment of the SFDT Fund that may be challenged is the method of collecting the funds, including the period over which they will be collected. At least 90 days prior to the commencement of these proposed collections, Maine Yankee will file updated information on the trust balances and collection levels. During the 90-day period, Maine Yankee and the Settling Parties will negotiate in good faith to agree upon a mutually acceptable method for collecting the funds. If the Settling Parties and Maine Yankee are able to reach a mutually acceptable solution, Maine Yankee will submit the Section 205 filing incorporating that agreement. In determining the methodology for replenishing the SFDT Fund, Maine Yankee and the Settling Parties agree to the following principles: In no event shall the rate recovery period for replenishment of the SFDT Fund be shorter than two years (unless otherwise agreed by the parties) nor longer than a period commencing with the start of collections and ending with the then most current official date when DOE says that it will begin performance of its obligations to remove Maine Yankee's spent fuel; provided, however, in no event shall the rate recovery period extend beyond December 31, 2013. By way of example only, if the DOE is officially scheduled to begin performance in June 2010, and Maine Yankee commences collection of amounts to replenish the SFDT Fund in November 2008, the period of collection shall not be less than two years and thus would go through October 2010; if Maine Yankee commences collection of such amounts in November 2008, but the official date for DOE performance is revised to June 2012, the collection period shall be not less than two years and not greater than three years, eight months. The foregoing limitation is intended to place parameters around the future collection period for replenishment of the SFDT Fund and is without prejudice to Maine Yankee's position that a two-year recovery period is just and reasonable and in the public interest.

(5)

 DOE Litigation. The Settling Parties agree that to date Maine Yankee has used its best efforts to secure DOE funding or reimbursement for storage and disposal of spent nuclear fuel and high-level waste, including GTCC waste, through Maine Yankee's current involvement in litigation with the DOE to recover costs associated with the DOE's delay in taking possession of Maine Yankee's spent nuclear fuel. Maine Yankee agrees to continue to pursue aggressively and to the extent practical all remedies available against the DOE, including, without limitation, orders requiring the DOE to assume its obligations and take prompt possession of and title to Maine Yankee's spent nuclear fuel and high-level waste, including GTCC waste; recovery of damages caused by the DOE's delay; other remedy or remedies, legal, equitable or administrative; or reasonable settlement of such claims. Maine Yankee further agrees that any funds recovered from the DOE or any savings resulting from the DOE's performance of its obligations shall flow through to the benefit of Maine Yankee's ratepayers, as follows:

(i)

Maine Yankee will first apply the proceeds to pay any tax liabilities associated with the damage award; and

(ii)

Maine Yankee will then deposit the remaining funds in the SFDT Fund up to the amount necessary to replenish the Fund, with any excess amounts deposited in the decommissioning trust fund.

Maine Yankee agrees to advise the Maine Agencies in advance of any potential settlements with the DOE, and Maine Yankee will use its best efforts to assure that any settlement discussions with the DOE can be concurrently disclosed to the Maine Agencies without waiver of applicable rules of confidentiality and privilege. Maine Yankee also agrees to advise the Settling Parties periodically as to the status of pending litigation with the DOE and to meet with such Maine Agencies and Settling Parties for these purposes at their request.

B.

Non-Decommissioning Issues.

(1)

Continuation of Certain 1998 Settlement Agreement Provisions. Unless modified by this Offer of Settlement, all other terms and provisions in the 1998 Settlement Agreement remain in full force and effect.

(2)

Off Site Storage of Spent Fuel. Maine Yankee and the Settling Parties agree that the presence of spent fuel and GTCC waste onsite is a liability and that it is in the interests of ratepayers and shareholders that the DOE take final acceptance of and remove Maine Yankee's spent fuel and GTCC waste at the earliest feasible date and with no reasonably avoidable delay. Maine Yankee and the Settling Parties acknowledge that instead of storing Maine Yankee's spent nuclear fuel and GTCC nuclear waste at the Maine Yankee site, it may be preferable from a homeland security and economic standpoint to explore opportunities to store that spent nuclear fuel and GTCC waste at a licensed facility outside New England until the DOE takes action to fulfill its obligation to dispose of the spent fuel and GTCC waste at a permanent geological repository. Maine Yankee and the Settling Parties also acknowledge that the monies identified in the 2003 Estimate for maintenance and security of the spent nuclear fuel and GTCC waste while it is stored at the Maine Yankee site after 2005 could alternatively be spent to pay for temporary storage at a licensed facility outside New England, including at currently existing nuclear waste storage sites owned by DOE, if such a feasible opportunity exists. In order to further this objective, Maine Yankee and the Settling Parties agree as follows:

(i)

Maine Yankee, to the extent practicable, will continue to work with Yankee Atomic and Connecticut Yankee on steps to facilitate moving each company's spent nuclear fuel to a licensed facility outside New England, and on regularly briefing the parties on the status of these efforts;

(ii)

In conjunction with collaborative efforts with Yankee Atomic and Connecticut Yankee, Maine Yankee will undertake reasonable efforts to persuade relevant state and federal legislators to support moving Maine Yankee's spent nuclear fuel to a site outside New England and will, if the Settling Parties agree and if funding is assured, engage professional lobbyists to assist in this effort;

(iii)

Among other lobbying efforts, Maine Yankee will continue to undertake reasonable efforts, separately or collaboratively with other shutdown nuclear plants, to support legislation for federal funding to develop and build a transport cask that can be used to transport Maine Yankee's spent nuclear fuel;

(iv)

Although transportation of spent nuclear fuel from the Maine Yankee site is the contractual responsibility of DOE, Maine Yankee will undertake reasonable efforts to work with the other shutdown nuclear plants in New England to investigate the utilization of a transport cask or casks to transport spent nuclear fuel from those plants, provided that Maine Yankee shall not be obligated by this provision to procure a transport cask;

(v)

 Maine Yankee and the other interested Settling Parties will work cooperatively to identify all potentially viable alternatives, i.e., opportunities that are legal, licensed or licensable under international, federal, state and/or local statutes and regulations, for temporary storage of Maine Yankee's spent nuclear fuel and GTCC waste outside New England, including at existing DOE-owned nuclear waste storage sites, until DOE takes the spent nuclear fuel and GTCC for permanent disposal; to identify any obstacles to utilizing any such alternatives as well as possible means for overcoming those obstacles; and to evaluate the feasibility and cost-effectiveness of any such alternatives.

(vi)

Maine Yankee and interested Settling Parties agree to work cooperatively to support all of the efforts described above;

(vii)

Maine Yankee will continue to make reasonable efforts, including litigation, to secure DOE funding, reimbursement, or damages for costs of activities that Maine Yankee undertakes in furtherance of the efforts described above;

(viii)

 Maine Yankee will not expand the ISFSI or use it for storage of any nuclear materials except the nuclear materials, spent fuel, and GTCC waste associated with Maine Yankee's operations, including decommissioning;

(ix)

Maine Yankee has no present intention to transfer ownership, possession, or control of the ISFSI to a third party; however, should a reasonable opportunity for transfer consistent with federal law arise, Maine Yankee agrees to give ninety (90) days' notice to the Maine Agencies prior to any regulatory filing related to such transfer. By stating this agreement, neither Maine Yankee nor the Maine Agencies are expressing an opinion as to whether or not any transfer is feasible. This paragraph is without prejudice to, and cannot be used as precedent against, the position of Maine Yankee in any future transfer proceeding as to any issues that might be raised, including without limitation the extent of jurisdiction of any regulatory body over the transfer of Maine Yankee's facilities, the standing of any particular person to intervene in such proceedings, or the merits of any objections to the transfer;

(x)

Nothing in this Offer of Settlement shall require Maine Yankee to take any action that may jeopardize its position that the DOE is responsible for the permanent disposal of spent nuclear fuel and GTCC waste or its claim for compensation for the costs it has incurred or will incur for the interim storage and/or transportation of spent nuclear fuel and GTCC waste, including, without limitation, costs of transport casks;

(xi)

Nothing in the foregoing shall prevent Maine Yankee from also considering and agreeing to fuel storage options in other New England states besides Maine; and

(xii)

All costs associated with implementation of this Part II.B(2) are "decommissioning expenses" recoverable as such from Maine Yankee's wholesale purchasers under the power contracts, unless the DOE has funded those efforts, and provided that Maine Yankee shall credit any subsequent reimbursement or damages received from DOE in accordance with Section II-A(5).

(3)

State of Maine Assessments. Maine Yankee and the Settling Parties agree that Maine Yankee will pay a fixed annual amount to cover all present and reasonably foreseeable future State of Maine fees, costs, and assessments with respect to Maine Yankee, whether currently legally obligated or not, including, without limitation, costs associated with the State Nuclear Inspector, State Nuclear Safety Advisor, security costs, regulatory oversight of groundwater monitoring, the Advisory Committee on Radioactive Waste, rate case or Nuclear Regulatory Commission interventions, Health Environmental Test Lab, low-level waste program, State Planning Office costs, the Maine OPA and Maine PUC costs, Maine Department of Human Services costs, Maine DEP staff fees, insurance fees, State efforts to relocate nuclear fuel, and all other State of Maine assessments associated with Maine Yankee.

The annual assessment will continue at the levels presently mandated by State of Maine legislation as of the date of this Offer of Settlement and will continue at such level until the date that is ninety (90) days following adjournment of the 122nd Maine Legislature ("2005 Date"). This current annual assessment is estimated to be approximately $830,000 per year. On the 2005 Date, which is estimated to occur in September 2005, assuming that legislation described in subparagraph 3(i) below is adopted, the assessment will decline to $360,000 plus any amounts due the State for actual shipments of low-level waste. This assessment will continue until September 1, 2008, when the assessment will decline to $170,000 per year, plus any amounts due the State for actual shipments of low-level waste, until such time as the spent fuel is removed from the plant or otherwise transferred to the DOE.

Maine Yankee and the Settling Parties agree and understand that the cost of the actual groundwater monitoring and testing, other than the oversight or sample analysis costs incurred by the State, shall not be part of the above-described assessment but will be paid by Maine Yankee and not the State. Maine Yankee and the Settling Parties agree that the costs Maine Yankee shall pay directly for actual radiological groundwater monitoring and testing shall not exceed $500,000 in total, based on Maine Yankee's estimate of costs. Maine Yankee and the Maine Department of Environmental Protection have agreed on the protocols that will be followed by Maine Yankee for such monitoring and testing (attached and incorporated hereto as Attachment C) and that in no event shall the costs required to satisfy such protocols exceed Maine Yankee's estimate of $500,000 in total except in the event the monitoring and testing results show above-background dose equivalents for a given well in excess of 2 mrem/yr, based on a 5-year monitoring and sampling plan and calculated on a well-by-well basis, in which case Maine Yankee and the State will use best efforts to agree on protocols and cost responsibility for further monitoring of the well. The Maine Agencies acknowledge that the Maine Department of Environmental Protection has represented that Maine Yankee's achievement of monitoring and testing results at or below the 2 mrem/yr level described in the preceding sentence will satisfy all Maine Yankee obligations under 38 M.R.S.A. Section 1455 (if any).

The Settling Parties also agree that all such assessments and groundwater monitoring and testing amounts, as well as costs associated with RCRA compliance, are included in the annual decommissioning collection level described in Part II.A(1) and are valid decommissioning expenses and recoverable from ratepayers.

(i)

Maine Yankee and the Settling Parties acknowledge that the initial assessment, estimated to be $830,000, reflects the current level of State assessments with respect to Maine Yankee. Maine Yankee and the Maine Agencies further acknowledge and agree that, in order to achieve the reductions in State assessments as described above, actions by the Maine Legislature to repeal (or not renew) existing legislation will be necessary. Accordingly, Maine Yankee and the Maine Agencies agree to use their best efforts to achieve the results intended by this Paragraph (3) and shall cooperate in the presentation of and jointly support legislation before the Maine Legislature to repeal (or not seek renewal) of the following legislation:

(a)

For effectiveness ninety (90) days following adjournment of the 122nd Maine Legislature:

(i) -

repeal of Title 22 MRSA §663, establishing the position of State Nuclear Safety Inspector, provided that Maine Yankee will not object to legislative provisions that extend the term of the position no longer than six months after the effective date of the repeal legislation, if such extension does not affect the assessments to Maine Yankee as set forth in this Offer of Settlement or require Maine Yankee to retain staff or provide office space for the Inspector; and

(ii)

amendment of Title 22 MSRA §565-A, to eliminate the statutory levy for the annual Health and Environmental Testing Laboratory fee;

(b)

For effectiveness as of September 1, 2008, repeal of Title 25 MRSA § 52, the position of the State Nuclear Safety Advisor, and any associated oversight by the Office of the Public Advocate.

(c)

For effectiveness as of June 30, 2006, as a result of the existing sunset provisions with respect to Title 38 MRSA §1453-A(7), abolition of the Advisory Committee on Radioactive Waste and Decommissioning; and

(ii)

Maine Yankee and the Maine Agencies agree to use their best efforts and act in good faith to achieve the legislative changes contemplated in subparagraph (i) above. In the event such legislation is not adopted or is adopted in a different form or different amounts than outlined in this Paragraph (3), the Maine Agencies agree to use their best efforts to limit State assessments to Maine Yankee to no more than $360,000 annually for the period September 1, 2005, through August 31,

2008, and $170,000 annually thereafter. The Settling Parties acknowledge and agree that it is the intent of this paragraph and of this Offer of Settlement to limit the total annual amounts paid by Maine Yankee to the State of Maine for any purpose to the amounts specified in this Paragraph (3) and not to impose double assessments on Maine Yankee. The Settling Parties further acknowledge and agree that in the event the Maine Legislature does not adopt legislation of the type and at the assessment levels contemplated in this Paragraph (3), or if new legislation imposes additional assessments on Maine Yankee for purposes not contemplated herein, then this Paragraph (3) shall have no force and effect, provided, however, that Maine Yankee and the Maine Agencies will meet and use their best efforts to renegotiate another series of assessments consistent with then-existing legislation. The Maine Agencies represent that they have notified and consulted with authorized representatives from the Governor's Office, the Maine Department of Environmental Protection, the Maine Department of Human Services, and other State agencies having oversight over Maine Yankee's activities prior to execution of this Offer of Settlement and that such representatives have indicated they are fully cognizant of and have not objected to the provisions of this Paragraph (3).

(iii)

The State of Maine shall have the sole discretion to allocate the proceeds of the annual assessments paid under this paragraph. The assessments shall be invoiced by the State and paid quarterly by Maine Yankee, beginning with the 2005 Date.

(iv)

It is the intent of Maine Yankee and the Maine Agencies that the terms of this Paragraph (3) are comprehensive and address any and all State assessments with respect to Maine Yankee. To assure that all such assessments are addressed, Maine Yankee and the Maine Agencies also agree to use their best efforts to identify any other assessments not identified in this paragraph, evaluate the continuing need for such other assessments and to support legislation to eliminate any unnecessary assessments.

(4)

Decommissioning Trust Fund Administration. Maine Yankee agrees to give the Maine Agencies annual briefings on the performance of the decommissioning trust fund. Such briefings shall occur within 30 days of the date Maine Yankee receives its year-end statement regarding the trust fund's performance and will cover, inter alia, the fund's year-end balance, yearly performance, investment criteria, and fees.

In the event that Maine Yankee is dissolved or enters bankruptcy without a qualified successor under the provisions of the Decommissioning Trust Agreement, pursuant to Section 4.02 of the Decommissioning Trust Agreement, Maine Yankee will transfer its interests in the decommissioning fund to a duly authorized Maine state agency to be determined by the State of Maine. Maine Yankee agrees that it will not oppose any legislation that will allow a Maine state agency to become authorized by applicable statutes or regulations to assume responsibility for the decommissioning of nuclear facilities and, therefore, capable of assuming Maine Yankee's responsibilities under the Decommissioning Trust Agreement in the event of Maine Yankee's dissolution or bankruptcy without a qualified successor. The Maine Agencies and Maine Yankee agree that nothing in this paragraph is intended to displace, circumvent, or waive the application of any laws, including the Federal Power Act or bankruptcy laws, governing the

Decommissioning Trust Fund or Maine Yankee's or any successor's rights and responsibilities under the Decommissioning Trust Fund.

(5)

Earnings on Spent Fuel Disposal Trust. Effective January 1, 2004, Maine Yankee will no longer credit net-of-tax earnings of the SFDT in its billing formula and will instead credit income to the fund and may withdraw taxes from the fund. Consistent with this treatment, Maine Yankee will not credit customers the amount of deferred SFDT earnings not previously credited to cost of service as of December 31, 2003.

(6)

Recovery of Basis in Land. The parties acknowledge and agree that the book value of Maine Yankee's land as of the date of this Offer of Settlement is $652,269 for purposes of determining the gain on the sale, lease, or disposition of land under Part II.A(2) of the 1998 Settlement Agreement.

(7)

Prudence of Prior Decommissioning Expenditures. Maine Yankee and the Maine Agencies acknowledge that, as part of this proceeding, the Maine Agencies conducted an extensive review and examination of Maine Yankee's decommissioning operations and expenditures and that, as a result of this investigation, the Maine Agencies have determined that Maine Yankee's decommissioning expenditures through the date of this Offer of Settlement have been prudently incurred.

(8)

Formula Rate Specificity. The specification of the manner in which Maine Yankee calculates its formula rates to its ratepayers is attached as Attachment B [See Sheet Nos. 35- ].

Effective Date. This Offer of Settlement shall become effective the first day of the calendar month immediately following Commission approval of the Offer of Settlement ("Effective Date") by final and nonappealable order.

Refunds. The rates established in Attachment A shall be reflected in Maine Yankee's bills to its ratepayers commencing on the Effective Date. Maine Yankee will not refund decommissioning amounts or estimated ISFSI costs collected in excess of $27 million on an annual basis for the time period commencing January 2, 2004, through the Effective Date. Instead, Maine Yankee shall credit ratepayers through an equal reduction in future billings for such excess decommissioning collections that occurred prior to the Effective Date. Maine Yankee agrees to make a compliance filing with the Commission not later than sixty (60) days after the Effective Date to reflect implementation of such rates.

V. FORMULA RATES	Schedule A

In general, costs subject to formula rate treatment include amortization of unrecovered assets, fuel expense, decommissioning collections, income taxes, and operating income. The attached detailed schedules support the proposed billing method. The major components of the formula rate treatment, which will be provided for through the Cost of Service rates within the power contracts for Maine Yankee Atomic Power Company are:

(a) Fuel

Fuel expense includes the Department of Energy (DOE) Decontamination and Decommissioning Fund special assessment for domestic utilities assessed over a 15-year period beginning in 1992. This assessment is scheduled to be paid annually each October, when invoiced by the DOE, and is amortized over the 12 month period including the month of payment. This assessment obligation is expected to continue through 2007.

(b) Amortization of Unrecovered Assets

The remaining net investment in utility plant (excluding the book value of land), fuel, and materials and supplies is classified as Net Unrecovered Assets. Any salvage of unrecovered assets, less cost of removal, was credited to this account through December 31, 2001. Effective January 1, 2002, as salvage proceeds decreased and the activity became more related to decommissioning, the proceeds were credited to decommissioning. The amortization of net unrecovered assets is calculated on a straight-line basis over the remaining period ending October, 2008 and credited to this account.

(c) Decommissioning Collections

Decommissioning collections represent billings to customers to fund the Decommissioning Trust for the remaining estimated costs of decommissioning the Maine Yankee plant. The decommissioning collections are billed on a straight-line basis over the remaining period through October, 2008.

(d) Income Taxes

Income taxes are accounted for in accordance with federal, state and regulatory regulations as they relate to the taxable income of the Company, including the Decommissioning and Spent Fuel Trusts, which determine the charges and credits to customers. Investment tax credits, which were previously deferred, are amortized and credited to customers through the period October, 2008. The tax effect of temporary differences (differences between the periods in which transactions affect revenues and the periods in which they affect the determination of income subject to tax) is accounted for in accordance with current regulations. The Company recognizes adjustments to deferred income taxes and a corresponding regulatory asset or liability to customers to reflect the future revenues or reduction in revenues that will be required when the temporary differences reverse and are recovered/(credited) in rates.

(e) Operating Income

Operating Income or Return on Investment is the sum of Return on Equity (ROE), Debt Interest and Related Costs, Spent Fuel Interest and Other, Net.

•

ROE is calculated by using the approved ROE rate times the remaining balance of equity as of the end of the prior month.

•

Debt Interest and Related Costs are the sum of the actual interest expense and related costs associated with the issuance of short and long-term debt. These costs are included in the Cost of Service as incurred, similar to the Operating Expenses described in the above items (a) through (d); however, they are included in the calculation of Operating Income. This simplified calculation results in the same Cost of Service expense which was formerly calculated using the weighted cost of capital to recover Debt Interest and Related Costs as a component of Operating Income.

•

Spent Fuel Interest is the interest expense of the Prior Spent Fuel Obligation to the DOE.

•

Other, Net is the sum of all other investment income, interest charges, related income taxes, etc.

Schedule A

1 2	Maine Yankee Atomic Power Company Cost of Service	Reference Schedule
3	Current Month
4
5

6	Operating Costs

7	Operation Expenses:

8	Fuel Expense		$	Sch. B Pg. 1

9	Other Operation Expenses			Sch. B Pg. 1

10	Maintenance Expenses			Sch. B Pg. 2

11	Amortization of Unrecovered Assets			Sch. B Pg. 2

12	Decommissioning Collections			Sch. B Pg. 2

13	Taxes - Income			Sch. B Pg. 2

14	Total Operating Costs	Add Lines 8 thru 13		____________

15	Adjustment of Prior Month Billing

16	Operating Expenses - Actual			Sch. B Pg. 3

17	Operating Expenses As - Billed			Sch. B Pg. 3

18	Total Adj of Prior Month Billing	Line 16 less Line 17		____________

19	Return on Investment

20	Return on Equity			Sch. D Pg. 1

21	Debt Interest & Related Costs			Sch. D Pg. 2

22	Spent Fuel Interest			Sch. D Pg. 3

23	Other, Net			Sch. D Pg. 4

24.	Total Return On Investment	Add Lines 20 thru 23		____________

25	TOTAL COST OF SERVICE	Add Lines 14, 18 and 24		$____________

26 Note

27	Accounts listed on this schedule and all supporting schedules are subject to change, without the need
28	to file pursuant to Section 205 of the Federal Power Act, due to renumbering or redesignation by FERC;
29	and provided that the description of the costs included under any new account number is not materially
30	different from the description of the costs which would have been included under the account numbers
31	listed here.

Schedule B

1	MAINE YANKEE ATOMIC POWER COMPANY
2	OPERATING COSTS BY
3	FERC ACCOUNT SERIES

4	Operating Costs	FERC Account	Title	Current Month
5	Fuel Expense	518	Nuclear Fuel Expense	$ ___________
6		518	DOE D&D Expense
7			(1)	$ ___________
8	Total Fuel Expense
9	Other Operation Expenses
10		517	Supervision and Engineering	$
11		523	Electric Expense
12		524	Misc. Power Expenses
13		525	Rents
14		920	Admin. & Gen. Salaries
15		921	Office Supplies & Expenses
16		923	Outside Services Employed
17		924	Property Insurance
18		925	Injuries and Damages
19		926	Employee Pensions & Benefits
20		928	Regulatory Commission Exp.
21		930.1	Gen. Advertising Expenses
22		930.2	Miscellaneous General Expenses
23		931	Rents
24				___________
25	Total Other Operating Expenses		(2)	$ ___________
26	Note
27	Accounts listed on this schedule and all supporting schedules are subject to change, without the need
27	to file pursuant to Section 205 of the Federal Power Act, due to renumbering or redesignation by FERC;
28	and provided that the description of the costs included under any new account number is not materially
28	different from the description of the costs which would have been included under the account numbers
29	listed here.
30	In general, costs are charged to decommissioning; however, certain costs incurred relating to the
31	pre-decommissioning liability continue to be charged to operations and included in Schedule B.
32	Examples of these costs include: DOE D&D Assessment, Amortization of Unrecovered Assets, Income
33	Taxes, etc.
34	(1) Deleted account(s):
35	408 - Taxes other than income taxes- nuclear fuel
36	419 - Allowance for other funds used during construction
37	432 - Allowance for borrowed funds used during construction
38	(2) Deleted account(s):
39	519 - Coolants and Water
40	520 - Steam expenses
41	521 – Steam from other sources
42	522 - Steam transfer - credit
43	922 – Admin. Exp. Transfer - Credit
44	929 – Duplicate Changes - Credit
45	933 – Transportation expenses

Schedule B

1	MAINE YANKEE ATOMIC POWER COMPANY
2	OPERATING COSTS BY
3	FERC ACCOUNT SERIES

4	Maintenance Expense			Current Month
5		528	Supervision and Engineering
6		529	Structures
7
8		935	General Plant	$_____________
	Total Maintenance Expense		(1)	$______________
9	Amortization of Unrecovered Assets
10		403	Depreciation Expense-Plant	$
11		407-407.4	Amortization of Property Losses
12			Unrecovered Plant and
13			Regulatory Study Costs	______________
14	Total Amortization of Unrecovered Assets		(2)	$______________
15	Decommissioning Collections
16		403	Depreciation Expense-
17			Decommissioning	$
18	SFT Replenishment
19		403	ISFSI Related Expense-	$_____________
20			Decommissioning	$ ____________
21	Total Decommissioning Collections
22	Taxes-Income
23		409.1	Local, State and Federal Income	$
24			Taxes Related to Operating Income
25		410 and 411.1	Deferred Local. State and Federal
26			Inc. Taxes Related to Oper. Income
27		41.4	Investment Tax Credit Adjustments	______________
28			Related to Operating Income
29	Total Taxes-Income		(3)	$

30	(1) Deleted account(s):
31	530 - Reactor plant
32	531 - Electric plant
33	532 - Miscellaneous nuclear plant
34	(2) Deleted account(s):
35	404 Amortization of Electric Plant
36	405 - Amortization of other electric plant
37	(3) Deleted account(s):
38	408.1 - All appropriate taxes assessed by special assessments by federal, state, county, municipal or
39	other govt authorities, except income taxes and property taxes.

Schedule B

1	Maine Yankee Atomic Power Company
2	Cost Of Service
3	Adjustment of Prior Month Billing
4

5			Prior Month	Prior Month
6	Operating Costs		Billing	Actual
7	Operation Expenses:		$	$
8	Fuel Expense
9	Other Operation Expenses
10	Maintenance Expenses
11	Amortization of Unrecovered Assets
12	Decommissioning Collections
13	Taxes - Income		______________	_____________
14	Total Operating Costs	Add Lines 8 thru 13	-	-
			_____________	_____________
15	Adjustment of Prior Month
16	Operating Expenses - Actual
17	Operating Expenses As - Billed
18	Total Adj of Prior Month Billing	Line 16 less Line 17	______________	_____________
			-	-
19	Return on Investment		_____________	_____________

20	Return on Equity
21	Debt Interest & Related Costs
22	Spent Fuel Interest
23	Other, Net
			______________	_____________
24	Total Return On Investment	Add Lines 20 thru 23	-	-
			_____________	_____________
25	TOTAL COST OF SERVICE	Add Lines 14, 18 and 24	$_____________	$____________

Schedule C

1	MAINE YANKEE ATOMIC POWER COMPANY
2	BILLING METHOD FOR
3	INCOME TAXES

4	Calculation of Composite State and Federal Income Tax Rate (2)
5	Start with Pretax at 100%		%	100.00
6	Current State Rate		(1)	8.93
7	State Taxes as A Percentage of Pretax Income			8.93
8	Income Subject to Federal Income Tax	Line 5 - Line 8		91.07
9	Current Federal Rate		(1)	34.00
10	Federal Taxes as A Percentage of Pretax Income			30.96
11	Combined Federal and State Income Tax Rate	Line 7 + Line 10		39.89
				_________
12	Start with Pretax at 100%		%	100.00
13	Less the Combined Federal and State Income Tax Rate			39.89
14	Rate for Determining Required Net Income		%	60.11

15	Required Net Income Calculation. Example (2)			_________

16	Net Income Required			$100.00
17	Divided by One Minus the Combined Rate	Line 14%		60.11
18	Equals Grossed Up Income			$166.36
19	Combined Federal and State Income Tax Rate	Line 11%		39.89
20	Combined Federal and State Income Tax Dollars			$66.36
21	Net Income Required	Line 18 - Line 20		100.00
				_________

22	Notes
23	(1)	Changes in the applicable tax rates are to be reflected in the actual calculations.

24	(2)	The Calculation of State and Federal Income Taxes for Operating Costs is based upon the above
25		billing methods. Actual calculations vary based upon unique circumstances such as, certain
26		items are taxable for Federal and State, others just for Federal, others just for State, etc.

Schedule D

1	MAINE YANKEE ATOMIC POWER COMPANY
2	RETURN ON INVESTMENT
3	RETURN OF EQUITY CALCULATED

4	RETURN ON INVESTMENT	FERC Account	(2)	Title	(1)	Prior Month

5	Equity	201		Common Stock Issued	$
6		210		Gain on Cancellation of Preferred Stock
7
8		211		Misc. Paid in Capital
9		216		Retained Earnings		_________
10	Total Equity Investment		(3)			$

11	Authorized Rate of	Not
12	Return on Equity	Applicable		Per FERC Order	%	________
13				Docket ER98-570-000

14	Total Current Month Return On Equity			Line 10 X Line 12 / 12	$	_________

15	Notes
16	(1)	Prior month equity balances are used to determine the current month return.

17	(2)	Accounts listed on this schedule and all supporting schedules are subject to change, without the need
18		to file pursuant to Section 205 of the Federal Power Act, due to renumbering or redesignation by FERC;
19		and provided that the description of the costs included under any new account number is not materially
20		different from the description of the costs which would have been included under the account numbers
21		listed here.
22		Not to exceed the equity balances for each year provided in Table 1 to the Settlement Agreement in
23		Docket ER98-570-000; see now Revised FERC Rate Schedule 1, page 24.)

24	(3)	Deleted account(s):
25		204- Preferred Stock Issued
26		207 – Premium on Capital Stock
27		217- Reacquired Capital Stock

Schedule D

1	MAINE YANKEE ATOMIC POWER COMPANY'
2	RETURN ON INVESTMENT
3	DEBT INTEREST AND RELATED COSTS (1)

4	Return on Investment
5	Debt Interest	FERC Account	Title		Current Month
6	Interest Expense - - LT Debt
7		427	Interest Expense - LT Debt	$
8	Interest Expense - ST Debt
9		431	Interest Expense - ST Debt
10	Debt Expense
		428	Debt Expense Amortization
11		428.1	Amortization of Loss on
12			Reacquired Debt
13

14	Total Debt Interest & Related Costs
				$	_________

15	Note
16	(1) Debt Interest and Related Costs are included in the Cost of Service as actual expenses incurred
17	to be billed to customers just as other Operating Costs as shown in Attachment A, Schedule A Page
18	3 of 3. However, they are reported under Return on Investment.

Schedule D

1	MAINE YANKEE ATOMIC POWER COMPANY'
2	RETURN ON INVESTMENT
3	SPENT FUEL INTEREST)

4	Return on Investment
5	Spent Fuel Interest, FERC Account	Title	Current Month

6	Spent Fuel Obligation Interest Expense
7		Interest Expense	$
8	431
9	Spent Fuel Interest, Net			____________
$___________

Schedule D

1	MAINE YANKEE ATOMIC POWER COMPANY'
2	RETURN ON INVESTMENT
3	OTHER, NET)

4	Return on Investment
5	Other - Net	FERC Account	Title		Current Month

6	Other Income
7		419	Interest & Dividend Income	$	( )
8		411.6	Gains from Disposition of Utility Plant
9					__________
10	Total Other Income				$(__________)

11	Other Expense
12		427-431	Interest Expense and	$
13			Related Costs

14		408.2	(1) Taxes Other Than Income Taxes
15			Which Relate To Non – Utility
16			Operating Income

17		409.2	(1) Local, State and Federal Income
18			Taxes Related to Non-Operating
19			Income

20		410.2 & 411.2	(1) Deferred Local, State and Federal
21			Income Taxes Related to Non
22			Operating Income		__________
23	Total Other Expense				$_________

24	Total Return on Investment - Other, Net		Line 10 + Line 23		$_________

25	Note
26	To the extent that the tax relates to Other Income and Expense, taxes are included in the cost of service.

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

<FN1>  Effective May 1, 2000, Montaup Electric Company (Montaup) merged with and into New England Power Company, and thereby became successor in interest to Montaup's rights, interests and obligations.



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